Amendment no. 1 to pricing supplement dated October 29, 2024
To prospectus dated April 13, 2023,
prospectus supplement dated April 13, 2023,
product supplement no. 4-I dated April 13, 2023 and
prospectus addendum dated June 3, 2024	Registration Statement Nos. 333-270004 and 333-270004-01 Dated March 18, 2025 Rule 424(b)(8)
JPMorgan Chase Financial Company LLC

Structured Investments

$500,000

Auto Callable Dual Directional Buffered Return Enhanced Notes Linked to the Class A Common Stock of MicroStrategy Incorporated due November 2, 2026

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Notwithstanding anything to the contrary set forth in the pricing supplement dated October 29, 2024 (CUSIP: 48135UW63), related to the notes referred to above (the “pricing supplement”), the table set forth under the heading titled “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Reference Stock?” is as follows:

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Reference Stock?

The following table illustrates the hypothetical total return and the hypothetical payment at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. Each hypothetical total return or payment at maturity set forth below assumes a hypothetical Stock Strike Price of $100.00 and reflects the call premium of 63.60%, the Upside Leverage Factor of 1.50 and the Contingent Buffer Amount of 40.00%. The hypothetical Stock Strike Price of $100.00 has been chosen for illustrative purposes only and does not represent the actual Stock Strike Price. Each hypothetical total return or payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table below have been rounded for ease of analysis.

Review Date			The notes are not automatically called.
Closing price of one share of the Reference Stock on the Review Date	Appreciation/ Depreciation of Reference Stock on Review Date	Total Return on Call Settlement Date	Final Stock Price	Stock Return	Total Return
$160.00	60.00%	63.60%	$160.00	60.00%	90.00%
$150.00	50.00%	63.60%	$150.00	50.00%	75.00%
$140.00	40.00%	63.60%	$140.00	40.00%	60.00%
$130.00	30.00%	63.60%	$130.00	30.00%	45.00%
$120.00	20.00%	63.60%	$120.00	20.00%	30.00%
$110.00	10.00%	63.60%	$110.00	10.00%	15.00%
$105.00	5.00%	63.60%	$105.00	5.00%	7.50%
$102.50	2.50%	63.60%	$102.50	2.50%	3.75%
$100.00	0.00%	63.60%	$100.00	0.00%	0.00%
$97.50	-2.50%	N/A	$97.50	-2.50%	2.50%
$95.00	-5.00%	N/A	$95.00	-5.00%	5.00%
$90.00	-10.00%	N/A	$90.00	-10.00%	10.00%
$80.00	-20.00%	N/A	$80.00	-20.00%	20.00%
$70.00	-30.00%	N/A	$70.00	-30.00%	30.00%
$60.00	-40.00%	N/A	$60.00	-40.00%	40.00%
$59.99	-40.01%	N/A	$59.99	-40.01%	-40.01%
$50.00	-50.00%	N/A	$50.00	-50.00%	-50.00%
$40.00	-60.00%	N/A	$40.00	-60.00%	-60.00%
$30.00	-70.00%	N/A	$30.00	-70.00%	-70.00%
$20.00	-80.00%	N/A	$20.00	-80.00%	-80.00%
$10.00	-90.00%	N/A	$10.00	-90.00%	-90.00%
$0.00	-100.00%	N/A	$0.00	-100.00%	-100.00%

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, Annex A to the accompanying prospectus addendum, “Risk Factors” beginning on page PS-11 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-5 of the pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement, prospectus and prospectus addendum. Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this amendment together with the pricing supplement and the related product supplement, prospectus supplement, prospectus and prospectus addendum, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms Specific to the Notes” in the pricing supplement.

•	Pricing supplement dated October 29, 2024: https://www.sec.gov/Archives/edgar/data/19617/000121390024092748/ea0219184-01_424b2.htm
•	Product supplement no. 4-I dated April 13, 2023: https://www.sec.gov/Archives/edgar/data/19617/000121390023029539/ea152803_424b2.pdf
•	Prospectus supplement and prospectus, each dated April 13, 2023: https://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf

•	Prospectus addendum dated June 3, 2024: http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm